Exhibit 10.38

Note: An asterisk (*) indicates that material has been omitted pursuant to a request for confidential treatment. Such material has been filed separately.

TIMBER TIE TREATING AGREEMENT

This Timber Tie Treating Agreement (“Agreement”), effective as of April 28, 2003, is entered into between THE BURLINGTON NORTHERN AND SANTA FE RAILWAY COMPANY, a Delaware corporation (“BNSF”), and KOPPERS INC., a Pennsylvania corporation (“Koppers”).

WHEREAS, Koppers and BNSF are parties to an agreement covering the provision of wood treating services dated January 1, 2001, entitled “Galesburg Facility Timber Tie Treating Agreement” (“Galesburg Agreement”) and are also parties to an agreement covering the provision of wood treating services, and other matters, entitled “Agreement for Purchase and Sale of Certain Assets of the Somerville Tie Treating Plant and Provision of Wood Treating Services by and between Koppers Industries, Inc. and The Atchison, Topeka and Santa Fe Railway Company (predecessor to BNSF) dated March 21, 1995 (“Somerville Agreement”), Articles IX and X of which, as amended by the First Amendment to the Somerville Agreement, dated March 21, 2000 (collectively, “Somerville Treating Provisions”), cover wood treating services provided at Koppers’ Somerville treating facility; and

WHEREAS, Koppers and BNSF desire to terminate the Galesburg Agreement and replace it with this Agreement, and to terminate the Somerville Treating Provisions, as they apply to wood treating services, and to replace them with this Agreement, said terminations to become effective December 31, 2003.

NOW, THEREFORE, Koppers and BNSF agree to the following terms:

SECTION 1. TERM OF AGREEMENT

The term of this Agreement shall commence on January 1, 2004 and shall continue for an initial term through December 31, 2010. Thereafter, this Agreement shall automatically renew for successive periods of two (2) years unless either party provides written notice to the other party of its intention to terminate the Agreement at least six months prior to the expiration of the initial term or any two (2) year renewal term hereof.

SECTION 2. PRODUCTS AND SERVICES TO BE PROVIDED BY KOPPERS

A.    In order to facilitate the Wood Treating Services (as hereinafter defined) hereunder, and subject to the provisions of this Agreement, Koppers agrees to sell to BNSF, and BNSF agrees to purchase from Koppers, at the time of delivery of treated wood products to BNSF, creosote solution having the specifications set forth on

Appendix B (attached hereto and made a part hereof) (“Wood Preservative”) to the extent the Wood Preservative is included in those treated wood products.

B.    All Wood Treating Services (as hereinafter defined) shall be performed by Koppers: at BNSF’s Galesburg, Illinois timber tie treating facility, which property, including improvements, is described in the lease between Koppers and BNSF, dated December 9, 1966, as supplemented (“Galesburg Facility”); at Koppers’ Somerville, Texas facility (“Somerville Facility); or at Koppers’ Superior, Wisconsin facility (“Superior Facility”). The Galesburg Facility, Somerville Facility and Superior Facility together are hereinafter referenced as “Facilities”.

C.    Koppers shall provide the following wood treating services to BNSF: receiving, unloading, inspecting, storing, seasoning, and handling untreated wood products; receiving and unloading Wood Preservative; pressure treating with Wood Preservative into wood ties and other wood track support structures; handling, storing, inspecting, and loading treated ties and other wood track support structures, cutting, plating, incising and kerfing wood ties and other wood track support structures (collectively “Wood Treating Services”). All Wood Treating Services to be performed by Koppers hereunder shall be performed in accordance with the specifications set forth in Appendices A and B (attached hereto and made a part hereof).

D.    Koppers, at its expense, shall furnish all supplies (except Wood Preservative, which Koppers shall furnish at a separate charge to BNSF as set forth in Appendix C, and except for the supplies to be provided by BNSF as set forth in Section 2 E., all of which shall be delivered to the Koppers location performing the Wood Treating Services by BNSF at BNSF’s expense, except transportation of Wood Preservative shall be provided at BNSF’s expense only so long as such Wood Preservative is shipped to Koppers’ Facilities from a plant that is located on the BNSF rail system) and all materials, equipment and labor necessary to perform the Wood Treating Services contemplated hereunder. Koppers shall provide all Wood Treating Services at a quality level consistent with the specifications attached hereto and reasonably acceptable to BNSF.

E.    BNSF shall provide and deliver at its own expense, and Koppers shall accept at the Koppers Facilities performing the Wood Treating Services, untreated wood products to be subjects of the Wood Treating Services to be provided by Koppers hereunder. Rail cars delivered by BNSF to the Facilities will be received by Koppers on a track at which such cars can be handled for unloading. Koppers promptly shall unload all rail cars of untreated wood products, Wood Preservative or other materials that are delivered to the Facilities by BNSF or any of its agents or contractors. Koppers shall be responsible for all rail car switching performed at the Facilities, and BNSF shall have no responsibility for any such switching.

F.    Koppers shall be responsible for requisitioning from or on behalf of BNSF sufficient untreated wood products, and for arranging for BNSF to transport to the appropriate Facility Wood Preservative and other materials of Koppers as required by Koppers to perform all Wood Treating Services in a manner that meets the schedule agreed upon by the parties hereto established in accordance with the provisions of

Section 4.  Koppers must keep complete and accurate records sufficient to determine the amount and condition of treated and untreated wood products of BNSF in Kopper’s possession at any given time, which records shall be made available to BNSF upon BNSF’s reasonable request. Upon delivery to the Facilities, Koppers shall assume the status of bailee of BSNF’s untreated wood products, and shall assume all responsibility for the use, misuse, escape or release of Wood Preservative or any other materials used or involved in the Wood Treating Services provided by Koppers hereunder. Koppers will assume the status of bailee of BNSF’s treated wood products located on Koppers’ property until such time as the risk of loss for such products passes to BNSF in accordance with the provisions of this Agreement. Koppers shall indemnify, defend and hold harmless BNSF from and against any and all Claims (as defined later herein) arising out of, or related to, Koppers’ use of wood products, Wood Preservative, petroleum or other chemicals, or any other materials, at any of the Facilities, or the presence of wood products, Wood Preservative, petroleum or other chemicals, or any other materials, at any of the Facilities as a result of, or directly related to, Koppers’ activities under this Agreement. Koppers hereby releases BNSF from all Claims (as defined later herein) that result from Koppers activities in connection with this Agreement at any of the Facilities or from the presence of any individuals or materials at any of the Facilities in connection with this Agreement, except for Claims for which BNSF has a duty of indemnity pursuant to Section 13 hereof.

G.    Koppers shall keep all untreated and treated wood products owned by BNSF in separate areas from those owned by other parties, with BNSF-owned products clearly identified, and separated by grade, product, and date of unloading, in accordance with a plan prepared by Koppers and approved by BNSF. Koppers may modify this plan from time to time, subject to the prior concurrence of BNSF. In the event that this Agreement is terminated or expires, BNSF shall have the right to enter any and all of the Facilities to remove from the Facilities, at BNSF’s expense, but at no charge from Koppers, any and all treated and untreated wood products, provided that all such products shall be removed by BNSF within one year of the date that this Agreement is terminated or expires.

H.    Koppers shall deliver, and BNSF shall accept, open type carloads of treated materials for outbound rail movement. BNSF shall be responsible for all outbound freight. The risk of loss for treated materials under this Agreement shall pass from Koppers to BNSF when such treated wood products are loaded onto trucks or rail cars at any of the Facilities.

I.	Koppers, solely at Koppers’ discretion, may provide wood-treating services for other customers using the Facilities, provided that doing so does not interfere with Koppers’ performance of its obligations under this Agreement, and Koppers indemnifies BNSF from and against all Claims that are related in any way to any such activities by Koppers, or its contractors, agents, representatives or invitees, on behalf of other customers. In the event that additional tie treating capacity is added at any Facility, BNSF has the right of first refusal to enter into a contract with Koppers for wood treating services from that capacity.

SECTION 3. BNSF’S PURCHASE COMMITMENT

A.    During each year during the term (including any renewal periods) of this Agreement, BNSF shall purchase and Koppers shall supply Wood Treating Services sufficient to fulfill at least * percent (*%) of BNSF’s total annual requirements for pressure treated wood crossties and other wood track support structures (“Cross Ties or Equivalents”). The requirement for the purchase of * percent (*%) of annual requirements of BNSF shall apply to all of the rail system routes that are included in the BNSF rail system as of the effective date of this Agreement and remain part of the BNSF rail system during the term of this Agreement, plus any new rail lines that are constructed by BNSF during the term of this Agreement; provided, however, this requirement shall not apply to or include any rail system routes that are combined with BNSF after the effective date of this Agreement from another rail carrier or company controlling another rail carrier, whether through merger or asset acquisition of or by BNSF. If in any year the foregoing *% level exceeds * Cross Ties or Equivalents, BNSF shall only be obligated to purchase from Koppers, and Koppers shall only be obligated to supply Wood Treating Services for BNSF, for * Cross Ties or Equivalents. Furthermore, and notwithstanding any other provision of this Agreement to the contrary, BNSF shall purchase and Koppers shall supply on an annual basis during the term (including any renewal periods) of this Agreement, Wood Treating Services sufficient to produce Cross Ties or Equivalents in the following minimum quantities at each of the Galesburg Facility, the Somerville Facility and the Superior Facility (collectively, “Minimum Per Facility Quantities”):

Galesburg Facility: * Cross Ties or Equivalents

Somerville Facility: * Cross Ties or Equivalents

Superior Facility:   * Cross Ties or Equivalents.

; provided, however, if during the term of this Agreement BNSF divests in the aggregate, at least 15% of the route miles included in its rail system on the date of this Agreement, and provided that BNSF has made good faith efforts to persuade the purchaser or purchasers of such rail lines to obtain its or their wood tie treating services from Koppers, the Minimum Per Facility Quantities shall be subject to a one time reduction of 10% for the remainder of the term of this Agreement (including any extensions). In the event that BNSF shall fail to purchase from Koppers, during each successive two year period (i.e., the two year period commencing January 1, 2004 and ending December 31, 2005; the two year period commencing January 1, 2006 and ending December 31, 2007; etc.) during the term of this Agreement (including any extensions), less than the corresponding two (2) year average of the Minimum Per Facility Quantities, BNSF shall pay to Koppers as liquidated damages $* for each Cross Tie or Equivalent Wood Treating Services not purchased and less than the two (2) year average of the Minimum Per Facility Quantities, except to the extent that any such shortfall is caused by a Force Majeure or Koppers’ failure to provide Wood Treating Services as specified in this Agreement. BNSF and Koppers acknowledge and agree that the foregoing liquidated damages are not a penalty and are reasonable in the light of the anticipated or actual loss caused by the breach of contract and the difficulties of proof of loss.

B.    Commencing in January, 2005, Koppers shall have the right no more than once in any calendar year with prior reasonable notification to BNSF, through an independent certified public accountant to be mutually agreed upon by the parties, to review and audit BNSF’s books and records for the purpose of verifying BNSF’s compliance with Section 3.A. The independent certified public accountant shall provide to Koppers a report stating whether BNSF purchased at least * percent (*%) of its total annual wood treating requirements for Cross Ties or Equivalents from Koppers in the prior year period, and if not, the number of Cross Ties or Equivalents that should have been treated by Koppers but were not. If any such shortfall occurs, BNSF shall pay to Koppers as liquidated damages $* for each such Cross Tie or Equivalent. BNSF and Koppers acknowledge and agree that the foregoing liquidated damages are not a penalty and are reasonable in the light of the anticipated or actual loss caused by the breach of contract and the difficulties of proof of loss. The independent certified public accountant shall not reveal to Koppers or to any other party the identity of any third party customer or prospective customer of BNSF to whom any offer or sale has been made. All costs and expenses for such verification, including fees of the independent certified public accountant, shall be Koppers’ responsibility.

C.    In the event that BNSF receives a bona fide offer or offers from a third party or parties to provide Wood Treating Services for BNSF: (i) using a new wood preservative that is developed, approved and registered in accordance with applicable law (including FIFRA), or a new wood treating process, that has not been made available to BNSF as of the date of this Agreement; (ii) that provides Wood Treating Services and treated wood products to BNSF for a total cost to BNSF, taking into account its cost of ownership of the wood ties and length of wood tie life, that is at least *% less than the total cost to BNSF for comparable Wood Treating Services and treated wood products under this Agreement; and (iii) for an aggregate of not more than the * percent (*%) of BNSF’s total annual requirements for pressure treated Cross Ties or Equivalents, then, and in that event, BNSF shall notify Koppers in writing of such bona fide offer, specifying the details of the new wood preservative or process and the principal terms of the offer. BNSF shall permit Koppers’ selected independent auditor to verify the terms of the third party’s offer (which offer itself shall not be provided to Koppers) and also, upon Koppers’ request, shall provide to Koppers documentation sufficient to verify the cost comparison set forth in (ii) above. If BNSF gives Koppers notice as set forth above, Koppers, by written notice to BNSF, may agree to provide Wood Treating Services pursuant to this Agreement for the same or lower total cost to BNSF as has been offered by the third party or, in the alternative, to provide Wood Treating Services using said new wood preservative or wood treating process for the same or lower total cost to BNSF as has been offered by the third party, but otherwise subject to the terms and conditions of this Agreement. If Koppers does not give BNSF written notice as set forth in the preceding sentence within thirty (30) days of its receipt of BNSF’s notice, then BNSF shall have the right to contract for the provision of said comparable Wood Treating Services from said third party, and in such event, the * percent (*%) minimum purchase obligation set forth in Section 3.A. shall be replaced with a new minimum purchase obligation, which shall be * percent (*%) of BNSF’s total annual requirements for pressure treated Cross Ties or Equivalents; provided, however, that the Minimum Per Facility Quantities specified in Section 3.A. shall continue to apply in the event said Minimum Per Facility Quantities are greater than BNSF’s requirements pursuant to the new * percent (*%) annual requirements minimum set forth above.

SECTION 4. SCHEDULING OF WOOD TREATING SERVICES

By October 1, 2003 and by October 1 of each year thereafter during the term (including any renewal periods) of this Agreement, BNSF shall notify Koppers of its plan for the volume of Wood Treating Services to be purchased by BNSF from the Facilities during the following calendar year, including an approximate monthly schedule, and by November 1 of 2003 and of each calendar year thereafter the parties shall mutually agree upon a reasonable treating schedule for the following calendar year. BNSF will advise Koppers during the course of the year as its plans change and the parties will work together reasonably to accommodate rescheduling necessitated by such changes; provided, however, that nothing in this Section 4 shall operate to relieve BNSF of its purchase obligations under Section 3 of this Agreement.

SECTION 5. BNSF TESTING AND INSPECTIONS

A.    BNSF shall be permitted to inspect untreated wood and to determine, or review Koppers’ determinations, that such wood is properly seasoned before it is treated. BNSF also shall be permitted to examine and test all Wood Preservative, solutions, and ingredients owned and used by Koppers in treating BNSF wood products; and BNSF shall be permitted to take samples of, and test, any and all such solutions. Koppers shall provide, at no additional charge to BNSF, such facilities, apparatus, and supplies as may be reasonably necessary for BNSF to make tests of such solutions, including office space, and record storage for at least one BNSF representative.

B.    Koppers shall maintain at the Facilities, to then current standards of the American Wood Preserver’s Association (“AWPA”), instrumentation necessary to provide an accurate, continuous, and permanent record of all steps taken by Koppers in providing Wood Treating Services under this Agreement. All pressure, steam, vacuum, work tank, and temperature gauges, recorders, and similar instruments shall be maintained by Koppers to AWPA M3 specifications, and shall be tested, and accurately calibrated by qualified personnel at least once each year during the term (including any renewal periods) of this Agreement. Koppers shall maintain for seven years chemicals, storage and work tanks that are properly metered and accurately calibrated for measuring Wood Preservative received and unloaded at the Facilities. Koppers also shall maintain records of quality control tests for timber moisture content, quality of preservatives, preservatives’ penetration and retention in wood, and other matters necessary to meet then current AWPA Standards. BNSF shall have full access, upon reasonable notice, to all data included in all records referenced in this Section 5, and all data recorded by any instruments at the Facilities.

SECTION 6. KOPPERS AN INDEPENDENT CONTRACTOR

All Wood Treating Services provided to BNSF under this Agreement at the Facilities shall be performed by Koppers with its own forces. Koppers shall act as an independent contractor with respect to all Wood Treating Services provided for the benefit of BNSF. BNSF is interested only in the treated wood products produced by Koppers at the Facilities; the conduct and control of all services provided at the Facilities shall be determined in the sole discretion of Koppers.

SECTION 7. STORAGE AND LOADING OF TREATED WOOD PRODUCTS

Koppers shall load into freight cars supplied by BNSF, such cars consigned to locations designated by BNSF, all treated wood products, in accordance with the schedule mutually agreed upon by Koppers and BNSF, as amended from time to time. To the extent that freight cars are not available for treated wood products, they shall be stacked and stored at the Facilities in a manner satisfactory to BNSF. Koppers shall provide storage in separate areas for switch ties. Koppers shall not be obligated to store at the Facilities, on average over any six-month period starting on January 1, 2004, more than the following quantities of treated Cross Ties or Equivalents:

Galesburg Facility:     * cubic feet of treated Cross Ties or Equivalents (approximately * pieces).

Somerville Facility:    * cubic feet of treated Cross Ties or Equivalents (approximately * pieces).

Superior Facility:        * cubic feet of treated Cross Ties or Equivalents April through October (approximately * pieces); * cubic                                               feet of Cross Ties or Equivalents November through March (approximately * pieces).

Koppers and BNSF shall work together to try to find ways to allow Koppers to provide more storage for wood products at its Galesburg Facility.

SECTION 8. RATES

BNSF shall pay to Koppers for Wood Preservative and for performing the Wood Treating Services, and Koppers shall accept from BNSF as full payment for Wood Preservative and for performing the Wood Treating Services, the amounts set forth in or determined by the rate schedule set forth as Appendix C (attached hereto and made a part hereof).

SECTION 9. KOPPERS’ INVOICES; PAYMENTS BY BNSF

Koppers shall submit to BNSF monthly invoices for Wood Preservative and Wood Treating Services provided to BNSF during the prior month at the rates set forth in, or adjusted by the terms of, Appendix C. BNSF shall pay each monthly invoice within * (*) days of the date on which each correct invoice is received by BNSF.

SECTION 10. KOPPERS TO USE REASONABLE CARE

Koppers shall maintain the Facilities in a manner that is commercially reasonable for protection against damage by fire or theft, and shall have at the Facilities reasonable fire protection equipment in proper operating condition with personnel trained to operate this equipment. Koppers shall exercise reasonable care to protect all material, supplies and equipment owned by BNSF while it is located at the Facilities against theft, vandalism, loss, or damage, in accordance with customary practices at similar facilities, in light of the value and nature of the property involved.

SECTION 11. FORCE MAJEURE

Neither party shall be liable to the other party for any loss or damage due to an act of God or any other cause beyond the reasonable control of that party (“Force Majeure”) and each party shall be excused from performance hereunder during the period such Force Majeure remains in effect, but only to the extent made necessary by such Force Majeure; provided that such party has made and is making all reasonable efforts to minimize its inability to perform and any consequent loss or damage. The occurrence of a Force Majeure shall not relieve BNSF from the obligation of paying for treated wood products and Wood Preservative that have been delivered to BNSF or are delivered to BNSF during the occurrence of such Force Majeure. It is agreed that each party shall use due diligence, good faith, and all reasonable efforts to remove such Force Majeure conditions, but that no party shall have to settle a strike contrary to its best interests. “Force Majeure” as used herein shall mean a condition or cause beyond the reasonable control of a party which reasonably shall prevent the affected party from performing its obligations in the usual and normal course of its business or shall make the performance of its obligations commercially unreasonable, unfeasible or impracticable, including but not limited to: (a) acts of God, including floods, storms, earthquakes, hurricanes, tornadoes, or other severe weather or climatic conditions; (b) acts of public enemy, war, blockade, insurrection, embargo or riot; (c) fire, wreck, washout, equipment failure or explosion; (d) strike, lockout, or labor dispute; (e) shortage of energy; (f) any law, ordinance, regulation, directive, order, interpretation or enforcement policy presently existing or hereinafter promulgated by any federal, state or local authority, or any agency or division thereof (relating by way of example, but not of limitation, to the environment or protection of environmental or ecological conditions) (hereinafter collectively the foregoing referred to as “law”), including, without limitation, any law affecting the operation of Koppers’ Facilities or its ability to produce, sell and treat with the Wood Preservative (including any other form of creosote or creosote blend) or any law affecting the use of creosote or creosote blend treated wood materials; and (g) shortage of or inability to obtain suitable raw materials (including Wood Preservative).

SECTION 12. WARRANTIES AND REMEDIES

A.    Koppers expressly warrants to BNSF that: (1) the Wood Preservative shall conform to the specifications set forth in Appendix B; (2) Koppers shall convey the Wood Preservative to BNSF free from any lien, encumbrance or claim of title thereto; (3) the Wood Treatment Services shall be performed in accordance with the specifications set forth in Appendix B; and (4) the treated Cross Ties or Equivalents shall conform to the specifications set forth in Appendix A. These warranties are expressly in lieu of all other warranties, express or implied. KOPPERS MAKES NO OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE WITH RESPECT TO THE MATERIALS SUPPLIED IN CONNECTION WITH THIS AGREEMENT, INCLUDING THE WOOD PRESERVATIVE, OR WITH RESPECT TO THE WOOD TREATING SERVICES OR THE TREATED CROSS TIES OR EQUIVALENTS, WHETHER ANY ARE USED ALONE OR IN COMBINATION WITH OTHER MATERIALS AND HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, INCLUDING, WITHOUT LIMITATION, IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

B.    AS BETWEEN BNSF AND KOPPERS, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OR FOR ANY LOSS OF PROFIT OR REVENUE, EXCEPT TO THE EXTENT: (A) RESULTING FROM A “CLAIM” (AS HEREINAFTER DEFINED); (B) BROUGHT BY A THIRD PARTY; (C) IF AND TO THE EXTENT SUCH “CLAIM” IS ENCOMPASSED WITHIN AN INDEMNITY OBLIGATION SET FORTH IN SECTION 13 OF THIS AGREEMENT.

SECTION 13. ALLOCATION OF LIABILITIES

A.    In this Agreement, the term “Claim” shall include any claim, demand, litigation, administrative proceeding, judgment, award, damage, loss, penalty, fine, obligation and related cost (which shall include cost of any environmental testing, characterization, remediation, and abatement, settlement cost of any dispute, and reasonable attorney, consultant and expert witness fees).

B.    Koppers shall be responsible for, and shall indemnify, defend and hold BNSF harmless against, any and all Claims to the extent that they arise out of, relate to, or are caused by any of the following: (i) Koppers’ breach of this Agreement, (ii) the negligence or willful misconduct of Koppers or any of its contractors, agents or invitees, or any of their employees, or (iii) Koppers’ performance, or lack of performance, of Wood Treating Services as required under this Agreement, (iv) any infringement, or alleged infringement, of any patent right covering or related to any wood treating processes or solutions or to any equipment, machinery, apparatus, appliance or instruments used by Koppers at the Facility, and (v) any other activity of Koppers conducted at the Facility or the presence of any Koppers’ employee at the Facility.

C.    BNSF shall be responsible for, and shall indemnify, defend and hold Koppers harmless against any and all Claims to the extent that they arise out of, relate to, or are caused by any of the following: i) BNSF’s breach of this Agreement, or (ii) the negligence or willful misconduct of BNSF or any of its contractors, agents or invitees, or any of their employees, or iii) BNSF’s performance or lack of performance of its responsibilities as required under this Agreement, or iv) any other activity of BNSF conducted at the Facilities or the presence of any BNSF employee at the Facilities.

SECTION 14. DISPUTE RESOLUTION

If a dispute, disagreement, controversy or claim (a “Dispute”) arises concerning or relates to this Agreement, BNSF and Koppers first shall negotiate in good faith to resolve such Dispute. Such negotiation shall include at least one face-to-face meeting between representatives of the parties hereto. If the parties do not resolve the Dispute within thirty days following the face to face meeting, either party may initiate arbitration by sending to the other party hereto a written demand for arbitration by a single arbitrator, clearly stating the issue(s) to be arbitrated, along with a list of at least three possible arbitrators: provided, however, in the event a face-to-face meeting has not occurred within sixty (60) days after one party provides written notice of the Dispute to the other party, then either party may initiate arbitration in accordance with the foregoing procedure, notwithstanding the lack of face-to-face meting. Within twenty days of receipt of such a request the other party hereto either shall accept one of the three arbitrators or shall propose in writing to the first party three alternate possible arbitrators. If within twenty days of the date this list is received, the parties hereto have not agreed to an arbitrator, either party may seek appointment of an arbitrator by the American Arbitration Association. Except as otherwise provided herein, the arbitration shall be conducted in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association. The arbitration shall take place in Pittsburgh, Pennsylvania or Fort Worth, Texas, at the option of the party filing the demand for arbitration. The arbitration shall proceed promptly. Each party shall pay one-half of the charges and expenses of the arbitrator and all other arbitration costs. The parties shall each bear their own attorneys fees and expenses. Judgment upon the award of the arbitrator may be entered and rendered in any court of competent jurisdiction.

SECTION 15. APPLICABLE LAW

This Agreement shall be interpreted in accordance with the laws of the State of Illinois.

SECTION 16. ENTIRE AGREEMENT

Except as otherwise provided in this Section 16, this Agreement, including attached appendices, is the full and complete agreement between BNSF and Koppers with respect to the matter covered herein, and it supersedes all other agreements and understandings of the parties hereto with respect to the matters covered herein. For clarification, it is expressly understood and agreed by the parties that this Agreement shall supersede and replace the Galesburg Agreement, which agreement shall be deemed to be terminated effective December 31, 2003, and it shall supersede and replace the Somerville Treating Provisions as they apply to wood treating services performed by Koppers at its Somerville Facility, which Somerville Treating Provisions shall be deemed to be terminated effective December 31, 2003. Notwithstanding the foregoing terminations, it is expressly understood and agreed between the parties hereto that Sections 4, 5 and 10 of the First Amendment to the Somerville Agreement are intended to survive and remain in full force and effect. It is also expressly understood and agreed between the parties that Article X of the Somerville Agreement as applied to matters other than Koppers’ Wood Treating Services provided at Somerville Facility, is intended to survive and to remain in full force and effect. Notwithstanding anything to the contrary in this Agreement or in the surviving provisions of the First Amendment to the Somerville Agreement, it is expressly understood and agreed between the parties that this Agreement and the surviving provisions of the First Amendment to the Somerville Agreement are intended to deal only with Koppers’ provision of Wood Treating Services at the Somerville Facility, and Koppers’ wood treating services provided for other parties at the Somerville Facility since the date of execution of the Somerville Agreement, and that nothing contained in this Agreement or in the surviving provisions of the First Amendment to the Somerville Agreement is intended to waive any provision under Articles VII or VIII of the Somerville Agreement, or to relieve or release either party hereto from any obligation set forth in Article VII or VIII of the Somerville Agreement. Further, it is expressly understood and acknowledged that the parties hereto have other agreements and understandings in place with respect to procurement of untreated cross ties for use in performing the Wood Treatment Services, and that those agreements and understandings are not intended to be superseded or governed by this Agreement except to the extent that any such matters are specifically covered by the terms of this Agreement. Both parties understand that either party’s standard form purchase orders and acknowledgements are simply administrative tools conveying shipping, invoicing and scheduling instructions and details, and shall not be construed as altering the terms, conditions and provisions of this Agreement, and this Agreement shall take precedence over and supercede any printed term contained in any purchase order or other form used by BNSF to order the Wood Treatment Services or Wood Preservative or other products and services hereunder or in any acknowledgment or other form used by Koppers. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

SECTION 17. INTERPRETATION OF TERMS

To the maximum extent possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by, or invalid under, any applicable law, such provision shall be ineffective solely to the extent of such prohibition or invalidity, and this shall not make invalid any other term of this Agreement. The parties hereto intend that they shall mutually benefit from the terms, conditions and provisions of this Agreement and that neither party shall be either unreasonably enriched or unreasonably harmed by any implementation and/or interpretation of said terms, conditions and provisions. This Agreement shall be administered and interpreted in order to fulfill the intent stated in the foregoing sentence.

SECTION 18. WAIVER AND MODIFICATIONS

The waiver by either party hereto of the breach of any provision of this Agreement shall in no way impair the right of that party to enforce that provision in the case of any subsequent breach thereof, or to enforce any other provision of this Agreement. No modification of, or amendment to, this Agreement shall have any force or effect unless it is in writing, signed by Koppers and BNSF, and specifying with particularity the nature and extent of such modification or amendment.

SECTION 19. ASSIGNMENT

This Agreement shall be assigned automatically upon the merger or consolidation of either party hereto. Otherwise, this Agreement may be assigned only after prior written consent of the other party hereto, which consent shall not be unreasonably withheld. Any assignment shall cause this Agreement to be binding upon the successor or assignee.

SECTION 20. CONFIDENTIALITY

The terms of this Agreement are confidential and shall not be disclosed by either party hereto to any party other than an affiliate of that party, except to the extent that disclosure is required by law or unless prior written approval has been obtained from the other party hereto.

SECTION 21. NOTICES

Any notice (“Notice”) contemplated or required or permitted to be given under this Agreement shall be sufficient if in writing and: (i) delivered personally; (ii) sent registered or certified mail, return receipt requested; or (iii) communicated via telecopier or facsimile transmission (with the original sent the same day by registered or certified mail, return receipt requested) to the parties’ respective addresses below, or to such other addresses as either party hereto may hereafter designate in writing. The effective date of such Notice shall be the date received, which in the case of delivery by telecopier or facsimile shall be the date of transmittal and completion confirmation.

To Koppers:

Mr. Thomas D. Loadman

Vice President

Koppers Inc.

436 Seventh Avenue

Pittsburgh, Pennsylvania 15219

To BNSF:

Mr. Michael Aarstad

Manager Strategic Sourcing

The Burlington Northern and Santa Fe Railway Company

3001 Lou Menk Drive

Fort Worth, Texas 76161-2800

Either party hereto may modify the individual or address to receive notices under this Agreement by providing written notice thereof to the other party.

SECTION 21. SEVERABILITY.

If any term or provision of this Agreement or the application thereof to any party or circumstance be judged invalid or unenforceable to any extent, the remainder of this Agreement and the application of such terms and provisions to persons or circumstances other than those to which it is held invalid or unenforceable shall not be affected thereby, except as it might be necessary to effectuate the intent of the parties hereto, and each provision of this Agreement shall be valid and be enforceable to the fullest extent permitted by law. In the event any restriction or limitation set forth herein proves to be invalid, illegal or unenforceable, then such restriction or limitation shall be deemed modified and reformed so as to be valid and enforceable to the maximum extent lawfully permitted so as to conform such terms as nearly as possible to the original terms in legal and economic impact and intent

IN WITNESS WHEREOF, authorized representatives of the parties hereto have executed this Agreement as of the date first set forth herein.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

THE BURLINGTON NORTHERN AND SANTA FE RAILWAY COMPANY

By
Carl Ice Executive Vice President & Chief Operating Officer

KOPPERS INC.

By
Walter W. Turner President

APPENDICES ATTACHED HERETO AND INCORPORATED HEREIN:

A	SPECIFICATIONS FOR CROSS TIES AND SWITCH TIES
B	WOOD TREATING SERVICES SPECIFICATIONS
C	WOOD PRESERVATIVE PRICE SCHEDULE AND WOOD TREATING SERVICES RATE SCHEDULE

APPENDIX A

SPECIFICATIONS FOR CROSS TIES AND SWITCH TIES

APPENDIX B

WOOD TREATING SERVICES SPECIFICATIONS

APPENDIX C

PRESERVATIVE PRICE SCHEDULE AND

WOOD TREATING SERVICES RATE SCHEDULE

Exhibit 10.38-Appendix C

APPENDIX C (Somerville)

Burlington Northern Santa Fe Railway – Wood Treating & Preservative Price Schedule

**	Pricing for Wood Preservative for 2004 shall be the 2003 price for Wood Preservative under the Somerville Treating Provisions which is $* per gallon, as adjusted effective January 1, 2004 pursuant to the Price Adjustment provisions of this Appendix C. Pricing thereafter shall be determined in accordance with the Price Adjustment provisions of this Appendix C.

**	Pricing for all Wood Treating Services and other services listed in this Appendix C effective January 1, 2004 through May 31, 2004 shall be as set forth below. Pricing thereafter shall be determined in accordance with the provisions of this Appendix C.

	DRY TREATMENT	GREEN TREATMENT
FOR THE FIRST * CROSSTIES IN ANY CONTRACT YEAR	*	*	CF

FOR EACH CROSSTIE IN EXCESS OF * IN ANY CONTRACT YEAR	*	*	CF

SWITCH TIES	*	*	CF

WOOD PRESERVATIVE:		see above	GALLON
(INCLUDES SWITCHING CHARGE TO BNSF)

UNLOADING, INSPECTING & END TRIMMING CROSSTIES:	*		PER TIE

UNLOADING OF FIELD STACKED TIES & TRAMMING:		*	PER TIE
(charge to unload & tram dry ties from Springfield seasoning yard - cost analysis to be performed at time service begins)

END PLATE CROSS TIES:

LABOR ONLY:	*	*
* END PLATE COST: * EACH
TIMES TWO PER TIE:	*	*

CURRENT CONTRACT PRICE:		*	PER TIE

BANDING CROSS TIES:

LABOR ONLY:		*
22.5 FT. 2” BANDING (PER BUNDLE);
4 CLIPS (PER BUNDLE):	*
* TOTAL HARDWARE COST DIVIDED BY
12 TIES PER BUNDLE:		*

CURRENT CONTRACT PRICE:		*	PER TIE

Exhibit 10.38-Appendix C

BANDING SWITCH TIES:

LABOR ONLY:	*
19.5 FT. 2” BANDING (PER BUNDLE); *
4 CLIPS (PER BUNDLE): *
* TOTAL HARDWARE COST DIVIDED BY *
6 SWITCH TIES PER BUNDLE:	*

CURRENT CONTRACT PRICE:		PER SW. TIE

UNLOADING, INSPECTING & END TRIMMING SWITCH TIES:	*	PER SW. TIE

INCISING & KERFING SWITCH TIES:	*	PER SW. TIE

END PLATING SWITCH TIES:	*	PER SW. TIE

BRANDING & KERFING (BORED)	*	PER TIE

BRANDING & KERFING (UNBORED)	*	PER TIE

INCISING CROSSTIES:	*	PER TIE

TRACK PANEL ASSEMBLY: (LABOR ONLY)
ASSEMBLE TRACK PANELS:	*	PER PANEL
CROSSTIES USED IN ASSEMBLIES
AT COST PLUS: 2.00%
ALL OTHER MATERIAL USED IN
ASSEMBLY AT COST PLUS: 10.00%

PRE-PLATE ASSEMBLY: (LABOR ONLY)
STANDARD	*	PER TIE
PANDROL	*	PER TIE

MINOR MAINTENANCE - BNSF EQUIPMENT
COST OF MATERIAL /LABOR /FRINGES
PLUS 25.00%
FOR SUPERVISION(AS NEGOTIATED)

LOADING FROM TREATED STORAGE:
CROSS TIES:	*	PER TIE
SWITCH TIES:	*	PER MBF

* ADDITIONAL COMMENTS:
BANDING MATERIAL PRICE BASED ON:		PER LINEAL FOOT
2” BANDING @ ROLL
420 ‘ PER ROLL
CLIPS @ EACH

ENDPLATE, BANDING, AND CLIP COST PASS THROUGH ON INCREASED MATERIAL COST.

NOTE: ALL OTHER SERVICES REQUESTED BY BNSF SHALL BE AT NEGOTIATED RATES.

PRICE ADJUSTMENT:

Exhibit 10.38-Appendix C

The “WOOD PRESERVATIVE” charge (Somerville), shall be adjusted each January 1st for each year of the term of the Agreement by: (1) * and (2) any applicable change in off-line BNSF freight movements affecting the delivered price of P2 to Somerville CNIC switch fee at Chicago origin point, etc...

All other charges in this Appendix C (Somerville) shall be adjusted commencing on June 1, 2004 and each June 1 thereafter, based on 75% of the average of: (1) the percentage change in the average hourly wage rate between April 1 of that year and April 1 of the year before (except if this is greater than 5%, 5% shall be used); and (2) the percentage change in the Producer Price Index, U.S. Department of Labor, Bureau of Labor Statistics, Series ID PCUOMFG Total Manufacturing Industries between April 1 of that year and April 1 of the year before (except if this is a negative number, 0% shall be used).

Exhibit 10.38 Appendix C

APPENDIX C (Galesburg & Superior)

Burlington Northern Santa Fe Railway – Wood Treating & Preservative Price Schedule

**	Pricing for Wood Preservative for 2004 shall be the 2003 price for Wood Preservative under the Galesburg Agreement which is $* per gallon, as adjusted effective January 1, 2004 pursuant to the Price Adjustment provisions of this Appendix C. Pricing thereafter shall be determined in accordance with the Price Adjustment provisions of this Appendix C.

**	Pricing for all Wood Treating Services and other services listed in this Appendix C effective January 1, 2004 through May 31, 2004 shall be the pricing in effect under the Galesburg Agreement as of the date of the termination of the Galesburg Agreement, i.e., December 31, 2003. Pricing thereafter shall be determined in accordance with the provisions of this Appendix C.

UNLOADING MATERIALS, INCLUDING YARDING FOR SEASONING

CROSS TIES, INCLUDING INSPECTION	EA.
SWITCH TIES, INCLUDING INSPECTION	MBF
CROSS TIES, GREEN, PRE-INSPECTED, D.E.T.	EA.
UNLOADING OF FIELD STACKED TIES	EA.
UNLOADING OF FIELD STACKED TIES & TRAMMING (charge to unload & tram dry ties from Springfield seasoning yard – cost analysis to be performed at time service begins)	EA.

TREATMENT SERVICE ONLY (PRESERVATIVE NOT
INCLUDED) INCLUDING HANDLING MATERIAL TO
TREATING TRAMS AND TREATING TRAMS TO
OUTBOUND CARS OR TO YARD STORAGE AS
REQUESTED BY RAILROAD:

AIR SEASONED CROSS TIES	CF
AIR SEASONED SWITCH TIES	MBF

BOULTONIZING: CF/CYL HR	CF/CYL HR

WOOD PRESERVATIVE:	GALLON

MISCELLANEOUS SERVICES:

KERF/BRAND/BORE CROSSTIES UPON REQUEST	EA
KERF/BRAND CROSSTIES	EA

INCISING CROSS TIES PRIOR TO TREATMENT	EA
INCISING SWITCH TIES WHEN RECEIVED	MBF

STANDARD PRE-PLATING INCLUDES BORING	EA
PANDROL PRE-PLATING	EA

ENDPLATING
7” CROSSTIES PLATE PRICE X 2 EA.: EA	EA.
LABOR ONLY EA
SWITCHTIES FROM YARD (INCL HDWE)	EA.

Exhibit 10.38 Appendix C

SWITCHTIES FROM CARS (INCL HDWE)	EA.

LOADING TREATED MATERIALS FROM YARD TO
STORAGE TO CARS FOR OUTBOUND SHIPMENT:

CROSS TIES	EA
SWITCH TIES	MBF

BANDING AND LOADING:

CROSS TIES	EA
SWITCH TIES	MBF

NOTE: ALL OTHER SERVICES REQUESTED BY BNSF SHALL BE AT NEGOTIATED RATES.

PRICE ADJUSTMENT:

The “WOOD PRESERVATIVE” charge (Galesburg & Superior), shall be adjusted each January 1st for each year of the term of the Agreement by: (1) * and (2) any applicable change in off-line BNSF freight movements affecting the delivered price of P2 to Galesburg/Superior – CNIC switch fee at Chicago origin point, etc…

All other charges in this Appendix C (Galesburg & Superior) shall be adjusted commencing on June 1, 2004 and each June 1 thereafter, based on 75% of the average of: (1) the percentage change in the average hourly wage rate between April 1 of that year and April 1 of the year before (except if this is greater than 5%, 5% shall be used); and (2) the percentage change in the Producer Price Index, U.S. Department of Labor, Bureau of Labor Statistics, Series ID PCUOMFG Total Manufacturing Industries between April 1 of that year and April 1 of the year before (except if this is a negative number, 0% shall be used).